Exhibit 99.1

November 18, 2011

Ventrus Announces Acquisition of Title to Hemorrhoids Product

NEW YORK, November 18, 2011 (GLOBAL NEWSWIRE) -- Ventrus BioSciences, Inc. (Nasdaq:VTUS) announced today that on November 14, 2011 it completed its acquisition of all rights and title to VEN 309 (iferanserin) from the licensor, Sam Amer & Co.

The total price paid for the asset was US$12.5 million dollars, of which US$0.5 was paid upon execution of the purchase agreement in June 2011. The acquisition enables the Company to reduce royalties by approximately 66% and aggregate milestone payments by approximately 50% (from $20 million to $10.5 million) compared to those required under the original license agreement with Sam Amer & Co.  Ventrus will pay Sam Amer & Co. royalties of between 3.0% and 4.0% on net annual sales in the U.S. and between 1.0% and 1.33% on gross annual sales outside the U.S., subject to a minimum royalty payment on both U.S. and ex-U.S. sales. Funding for the acquisition was made possible through an underwritten registered offering completed on July 19, 2011.

"We are very pleased to finalize this transaction," said Dr. Ellison, Chairman and Chief Executive Officer of Ventrus. "Not only were we fortunate to buy the rights prior to the Phase 3 read out for VEN 309, but this potentially enhances the value of the asset.”

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders. Our lead products  are: Iferanserin (VEN 309) for the topical treatment of hemorrhoids, for which the first Phase III clinical trial began in August 2011 and is ongoing, and topical Diltiazem for the treatment of anal fissures for which the first Phase III trial was initiated in November 2010, and is ongoing. Our product candidate portfolio also includes topical phenylephrine intended to treat fecal incontinence (VEN 308). VEN 307 and VEN 308 are two molecules that were previously approved and marketed for other indications and that have been formulated into our in-licensed proprietary topical treatments for these new gastrointestinal indications, and VEN 309 is a New Chemical Entity (NCE)

Please Note: The information provided herein contains estimates and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the timing, cost and results of clinical trials and other development activities involving our product candidates; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including VEN 309; our anticipated capital expenditures, our estimates regarding our capital requirements, and our need for future capital;  our ability to retain and hire necessary employees and to staff our operations appropriately; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACT: Ventrus BioSciences, Inc.

David Barrett
646-706-5208
dbarrett@ventrusbio.com